Exhibit 99.1

www.angieslist.com

Angie’s List Reports Third Quarter 2013 Results

●	Third quarter revenue was $65.5 million, up 56% over the prior year quarter

●	Third quarter cash used in operations was $0.8 million; cash provided by operations for the nine months ended September 30, 2013 was $13.4 million

●	Cost per acquisition ("CPA") in the third quarter was $76, which was flat compared to the prior year period

INDIANAPOLIS – October 23, 2013 – Angie’s List, Inc. (NASDAQ: ANGI) announced today third quarter 2013 financial results for the quarter ended September 30, 2013.

“Our third quarter growth was driven by solid results across our key operating metrics,” said Angie’s List CEO Bill Oesterle. “We added a record number of new members while making significant investments in the business.”

Key Operating Metrics

Three months ended
	9/30/13	9/30/12	Change
Total paid memberships (end of period)	2,378,867	1,656,768	44%
Gross paid memberships added (in period)	371,318	341,522	9%
Marketing cost per paid membership acquisition (in period)	$76	$76	flat
First-year membership renewal rate (in period)	75%	76%	(1.0) pts
Average membership renewal rate (in period)	78%	78%	flat
Participating service providers (end of period)	44,876	33,209	35%
Total service provider contract value (end of period, in thousands)	$181,975	$119,091	53%

Nine months ended
	9/30/13	9/30/12	Change
Gross paid memberships added (in period)	993,556	862,014	15%
Marketing cost per paid membership acquisition (in period)	$76	$83	(8%)
First-year membership renewal rate (in period)	75%	76%	(1.0) pts
Average membership renewal rate (in period)	78%	78%	flat

Market Cohort Analysis

“Our cohorts continued to perform well in the third quarter,” continued Oesterle. “Each cohort recorded strong membership growth, higher penetration rates, and increasing average revenue per market and contribution.”

Cohort	# of Markets	Avg. Revenue/ Market	Membership Revenue/Paid Membership	Service Provider Revenue/Paid Membership	Avg. Marketing Expense/ Market	Total Paid Memberships	Estimated Penetration Rate *	Annual Membership Growth Rate

Pre 2003	10	$5,933,585	$39.05	$110.62	$1,285,741	454,016	10.7%	34%

2003 - 2007	35	3,965,746	34.20	92.42	1,352,104	1,293,550	8.3%	44%

2008 - 2010	103	220,786	16.28	32.40	187,168	550,209	8.6%	43%

Post 2010	96	20,885	12.07	22.49	55,460	81,092	4.6%	**

	244					2,378,867

Cohort table presents financial and operational data for the twelve months ended 9/30/2013

* Demographic information used in penetration rate calculations is based on a third party study we commissioned in September, 2013.

According to the study, the number of U.S. households in our target demographic was 31 million.

** Not meaningful

Third Quarter Results

Third quarter 2013 total revenue was $65.5 million, an increase of 56 percent compared to $42.0 million in the prior year period. Membership revenue in the third quarter of 2013 was $17.1 million, an increase of 34 percent compared to the prior year period. Service provider revenue was the largest component of total revenue at $48.4 million and the fastest growing with a 66 percent growth rate year-over-year. Service provider revenue includes revenue from advertising contracts and fees from e-commerce transactions. Advertising revenue was $42.0 million in the third quarter of 2013, an increase of 65 percent compared to the prior year period and e-commerce revenue was $6.4 million, an increase of 70 percent year-over-year.

Marketing expense increased 8 percent, or $2.1 million, compared to the prior year period. Net loss was $13.5 million, with selling expense of $24.0 million and marketing expense of $28.2 million, compared to a net loss of $18.5 million with selling expense of $16.2 million and marketing expense of $26.1 million in the prior year period. Adjusted EBITDA loss, a non-GAAP financial measure, was $11.3 million, compared to a loss of $16.5 million in the prior year period.

“We remain focused on producing strong unit economics and are pleased with our continued leverage improvement and solid cash position,” said Tom Fox, CFO. “In addition, we are quite encouraged by the growth we recorded from our e-commerce offerings during the third quarter.”

Business Outlook

The Company’s financial and operating expectations for the fourth quarter of 2013 are as follows:

●	Total revenue in the range of $68.0 million to $69.0 million.

●	Marketing expense in the range of $10.7 million to $11.7 million.

Conference Call Information

The company will host a conference call on October 23, 2013 at approximately 5:00 PM (ET) / 2:00 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 72913994 through October 29, 2013.

Live audio webcast of the presentation will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

About Angie’s List

Angie’s List helps consumers have happy transactions with local service professionals in more than 720 categories of service, ranging from home improvement to health care. More than 2 million subscribers across the U.S. share their consumer experiences and use Angie’s List to gain unlimited access to local ratings, exclusive discounts, the Angie’s List magazine, the Angie’s List complaint resolution service and information about how to make the most of their home improvement projects.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), Angie’s List has disclosed in this press release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which Angie’s List defines as earnings before interest, income taxes, depreciation, amortization, and non-cash stock-based compensation. Angie’s List uses Adjusted EBITDA internally in analyzing its financial results and has determined to disclose this measure to investors because it believes it will be useful to them, as a supplement to GAAP measures, in evaluating Angie’s List’s operating performance relative to its industry sector and competitors. Angie’s List believes that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Angie’s List has significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to Angie’s List’s management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than Angie’s List. Angie's List has provided a reconciliation of Adjusted EBITDA measure to the most directly comparable GAAP financial measure.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.

Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including Angie’s List’s Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Investor Relations at Angie’s List

888-619-2655

investorrelations@angieslist.com

Or

Tom Ward Investor Relations 317-808-4527 tomw@angieslist.com	Cheryl Reed Public Relations 317-396-9134 cherylr@angieslist.com

Angie’s List, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Cash and cash equivalents	$41,609	$42,638
Restricted cash	50	50
Short term investments	20,972	10,460
Accounts receivable, net	10,636	7,787
Prepaid expenses and other current assets	15,000	19,810
Total current assets	88,267	80,745

Property and equipment, net	16,003	12,079
Goodwill	1,145	415
Amortizable intangible assets, net	3,864	2,356
Deferred financing fees, net	456	634
Total assets	$109,735	$96,229

Liabilities and stockholders’ equity (deficit)
Accounts payable	$3,814	$6,489
Accrued liabilities	35,481	14,058
Deferred membership revenue	37,563	27,627
Deferred advertising revenue	35,564	23,160
Total current liabilities	112,422	71,334

Long-term debt, including accrued interest	14,906	14,869
Deferred membership revenue, noncurrent	4,888	4,330
Deferred advertising revenue, noncurrent	387	214
Deferred income taxes	163	163
Total liabilities	132,766	90,910

Stockholders’ equity (deficit):
Common stock	67	66
Additional paid-in-capital	255,767	248,326
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(255,146)	(219,354)
Total stockholders’ equity (deficit)	(23,031)	5,319
Total liabilities and stockholders’ equity (deficit)	$109,735	$96,229

Angie’s List, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue
Membership	$17,050	$12,769	$47,598	$34,036
Service provider	48,450	29,253	129,288	75,584
Total revenue	65,500	42,022	176,886	109,620

Operating expenses
Operations and support	11,016	7,140	29,418	19,631
Selling	23,960	16,240	65,582	42,974
Marketing	28,189	26,088	75,870	71,316
Technology	6,942	4,905	19,349	12,223
General and administrative	8,421	5,669	21,019	17,420
Total Operating Expenses	78,528	60,042	211,238	163,564
Operating loss	(13,028)	(18,020)	(34,352)	(53,944)

Interest expense, net	468	467	1,395	1,380
Loss before income taxes	(13,496)	(18,487)	(35,747)	(55,324)
Income tax expense	15	--	45	--
Net loss	$(13,511)	$(18,487)	$(35,792)	$(55,324)

Net loss per common share – basic and diluted	$(0.23)	$(0.32)	$(0.62)	$(0.96)

Weighted average common shares outstanding – basic and diluted	58,389	57,769	58,164	57,370

Non-cash stock-based compensation
Operations and support	$19	$--	$52	$--
Selling	50	--	101	--
Technology	(418)	225	(55)	563
General and administrative	1,025	545	2,568	1,650
Total non-cash stock-based compensation	$676	$770	$2,666	$2,213

Reconciliation of adjusted EBITDA (loss) to net loss (Unaudited):
Net loss:	$(13,511)	$(18,487)	$(35,792)	$(55,324)
Income tax	15	--	45	--
Interest expense, net	468	467	1,395	1,380
Depreciation and amortization	1,050	741	2,874	1,960
Non-cash stock-based compensation	676	770	2,666	2,213
Adjusted EBITDA (loss)	$(11,302)	$(16,509)	$(28,812)	$(49,771)

Angie’s List, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Nine Months Ended September 30,
	2013	2012
	(Unaudited)
Operating activities
Net loss	$(35,792)	$(55,324)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,874	1,960
Amortization of debt discount, deferred financing fees and bond premiums	420	209
Non-cash stock-based compensation expense	2,666	2,213

Changes in certain assets:
Accounts receivable	(2,849)	(3,353)
Prepaid expenses and other current assets	4,810	(7,994)
Changes in certain liabilities:
Accounts payable	(3,175)	4,152
Accrued liabilities	21,423	12,601
Deferred advertising revenue	12,577	6,540
Deferred membership revenue	10,494	11,199
Net cash provided by (used in) operating activities	13,448	(27,797)

Investing activities
Restricted cash	--	250
Purchase of short-term investments, net	(10,717)	--
Acquisition of business assets	(2,150)	--
Property and equipment	(5,685)	(2,583)
Data acquisition costs	(701)	(1,968)
Net cash used in investing activities	(19,253)	(4,301)

Financing activities
Proceeds from common stock issuances under employee stock option plans	4,776	361
Sale of common stock, net of costs	--	8,627
Net cash provided by financing activities	4,776	8,988

Net increase (decrease) in cash and cash equivalents	(1,029)	(23,110)
Cash and cash equivalents at beginning of period	42,638	88,607
Cash and cash equivalents at end of period	$41,609	$65,497